Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of SUNation Energy, Inc. and subsidiaries (the Company) of our report dated April 15, 2025, with respect to the Company’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ UHY LLP

Melville, NY

April 22, 2025

An Independent Member of Urbach Hacker Young International